Exhibit 99.1

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions
KAYDON CORPORATION REPORTS
FIRST QUARTER 2011 RESULTS
Ann Arbor, Michigan — May 6, 2011
     Kaydon Corporation (NYSE:KDN) today announced its results for the first fiscal quarter ended April 2, 2011.
Consolidated Results
     Sales in the first fiscal quarter of 2011 were $108.3 million, compared to sales of $119.2 million in the first quarter of 2010. Strong industrial sales, driven by still improving global capital expenditure and capacity utilization trends, largely offset the expected decline in wind energy sales and the absence of a key military sales program that benefited 2010.
     Operating income was $17.5 million in the first quarter of 2011, compared to $19.7 million in the first quarter of 2010. The first quarter of 2011 included $1.5 million of net costs associated with a previously announced manufacturing consolidation program and due diligence efforts for acquisitions. Adjusting for these items, operating income was $19.0 million in the first quarter of 2011.
     EBITDA was $24.2 million, or 22.3 percent of sales, during the first quarter of 2011, compared to $27.1 million, or 22.7 percent of sales, during the first quarter of 2010. EBITDA results for 2011 were also affected by the items noted above. Adjusting for these items, EBITDA was $25.8 million, or 23.8 percent of sales, in the first quarter of 2011.
     Net income for the first quarter of 2011 was $12.0 million, compared to net income of $13.8 million in the first quarter of 2010. Diluted earnings per share was $.36 in the first quarter of 2011 compared to diluted earnings per share of $.41 in the first quarter of 2010. Adjusting for the items noted above, net income was $13.0 million, or $.40 per share on a diluted basis, in the first quarter of 2011. In the first quarter of 2010 net income totaled $13.8 million, or $.41 per share on a diluted basis, and included a net benefit of $0.5 million, or $.01 per share on a diluted basis, for certain tax items including a qualifying advanced energy investment tax credit of $1.4 million partly offset by adjustments to deferred tax assets.
     The effective tax rate for the first quarter of 2011 was 31.8 percent compared to 29.6 percent for the 2010 first quarter, which included the effect of the tax items noted above.
     This press release includes certain non-GAAP measures, including EBITDA, free cash flow, and as adjusted operating income, EBITDA, net income, and earnings per share — diluted. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the reconciliations of the applicable GAAP measures to the non-GAAP measures presented.
Management Commentary
     James O’Leary, Chairman and Chief Executive Officer, commented “In our first quarter of 2011, we delivered results that were consistent with a still strengthening industrial economy. Our industrial end markets performed extremely well, offsetting much of the expected slowdown in both military and wind shipments. Going forward, we are selectively reallocating capacity servicing the wind energy market to take advantage of opportunities in an improving heavy equipment market. Longer term, we remain confident that the wind market will be an important contributor but, at the present, growth expectations remain muted by the absence of a national renewable electricity standard. In the intervening period, the selective reallocation of capacity, proactive management of variable costs, and continued strength within our broad industrial platform will enhance growth as the year progresses.
     “Sales to our industrial end markets increased almost 20 percent in the first quarter of 2011 and orders increased more than 29 percent over the 2010 first quarter. This quarter saw the highest industrial order intake in Kaydon’s history as most of our shorter lead time businesses experienced continued strength. The increased order intake and quotation activity, notably from traditionally later cycle end markets such as industrial machinery and heavy equipment, supports our expectation of continued improvements in shipments as the year progresses. Also, the ability to selectively reallocate capacity to a heavy equipment market benefiting from increasingly positive global trends will help offset the weak wind comparisons going forward.”
Segment Results and Review
     Friction Control Products sales in the first quarter of 2011 were $60.9 million, compared to $79.8 million in the 2010 first quarter. The decline was attributable to the decline in wind energy and military sales. Wind energy sales were $12.2 million in the first quarter of 2011 compared to $29.3 million in the first quarter of 2010. First quarter 2011 sales to non-wind markets totaled $48.7 million compared to $50.5 million in the first quarter of 2010, as increased sales to industrial markets were offset by the anticipated wind down of a major military program that significantly impacted last year. Both wind and military comparisons are expected to become less challenging as the year progresses.

     First quarter 2011 Friction Control Products operating income totaled $9.9 million, compared to $16.5 million in the prior first quarter. The decline in operating income was largely attributable to the decline in wind energy and military sales. First quarter 2011 also included $1.1 million in costs associated with a previously discussed manufacturing consolidation program which is now nearly complete.
     Velocity Control Products sales in the first quarter of 2011 were $19.6 million, compared to $14.2 million in the first quarter of 2010. Operating income for this segment totaled $5.8 million in the first quarter of 2011, compared to $3.4 million earned in the 2010 first quarter, due to improved sales.
     Other Industrial Products sales in the first quarter of 2011 were $27.8 million, compared to $25.2 million in the 2010 first quarter. Operating income equaled $2.5 million in the first quarter of 2011, compared to operating income of $1.3 million in the first quarter of 2010, due to improved sales.
Order Activity
     Orders were $110.4 million in the first quarter of 2011, compared to $100.5 million in the first quarter of 2010. Orders in the first quarter of 2011 included approximately $8 million of wind cancellations for an older generation turbine that are expected to be replaced with new orders later in 2011 when customer requirements are established. The $118 million first quarter non-wind order intake is the largest non-wind order intake since early 2008 and the largest quarterly industrial order intake in Kaydon’s history. This resulted in a strong industrial book-to-bill ratio of 1.23. Backlog at April 2, 2011 was $203.0 million compared to $200.9 million at December 31, 2010, and $199.8 million at April 3, 2010.
Financial Position and Free Cash Flow
     Free cash flow, a non-GAAP measure defined by the Company, was $3.0 million in the first quarter of 2011, compared to $27.9 million in the first quarter of 2010. The decline in free cash flow is largely attributable to working capital growth supporting improved business activity.
     On January 3, 2011, the Company paid common stock dividends of $.19 per share or an aggregate of $6.3 million. During the first quarter of 2011 the Company repurchased 357,091 shares of common stock for $14.0 million.
     As of April 2, 2011, the Company had unrestricted cash totaling $271.9 million. The Company has a $250 million senior revolving credit facility with a syndicate of banks which provides for borrowings by the Company for working capital and other general corporate purposes, including acquisitions. The Company had no borrowing against this facility and no other debt outstanding as of April 2, 2011. On April 8, 2011, the Company completed the acquisition of HAHN-Gasfedern GmbH as previously announced.

About Kaydon
     Kaydon Corporation is a leading designer and manufacturer of custom engineered, performance-critical products, supplying a broad and diverse group of alternative energy, military, industrial, aerospace, medical and electronic equipment, and aftermarket customers.
     Conference call information: At 11:00 a.m. Eastern time today, Kaydon will host a first quarter 2011 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-888-599-8692 and providing the following passcode number: 800500. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.
     Alternatively, interested parties are invited to listen to the conference call on the internet at:
http://w.on24.com/r.htm?e=307251&s=1&k=46582586EBA81ECFB5EE111DFD1258CD
or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “First Quarter 2011 Conference Call” icon.
     To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 2:00 p.m. Eastern time today through Thursday, May 12, 2011 at 2:00 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 3720227.
     Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.
# # #
     This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “should,” “could,” “potential,” “projects,” “approximately,” and other similar expressions, including statements regarding general economic conditions, competitive dynamics and the adequacy of capital resources. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectations about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.

     In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances except to the extent required by applicable law.
     Certain non-GAAP measures are presented in this press release. These measures should be viewed as supplemental data, rather than as substitutes or alternatives to the most comparable GAAP measures.

Contact:	James O’Leary	READ IT ON THE WEB
	Chairman and Chief Executive Officer	http://www.kaydon.com
(734) 680-2025

Peter C. DeChants
Senior Vice President and Chief Financial Officer
(734) 680-2009

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	First Quarter Ended
	April 2,	April 3,
	2011	2010
Net sales	$108,341,000	$119,245,000
Cost of sales	69,519,000	77,476,000

Gross profit	38,822,000	41,769,000
Selling, general and administrative expenses	21,323,000	22,087,000

Operating income	17,499,000	19,682,000
Interest expense	(97,000)	(62,000)
Interest income	179,000	24,000

Income before income taxes	17,581,000	19,644,000
Provision for income taxes	5,591,000	5,817,000

Net income	$11,990,000	$13,827,000

Earnings per share:
Basic	$0.36	$0.41

Diluted	$0.36	$0.41

Dividends declared per share	$0.19	$0.18

KAYDON CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	April 2,	December 31,
	2011	2010
Assets:
Cash and cash equivalents	$271,945,000	$286,648,000
Accounts receivable, net	82,319,000	76,010,000
Inventories, net	98,109,000	88,253,000
Other current assets	14,213,000	16,384,000

Total current assets	466,586,000	467,295,000

Property, plant and equipment, net	168,991,000	169,597,000

Goodwill, net	144,022,000	143,428,000
Other intangible assets, net	17,425,000	18,047,000
Other assets	3,151,000	2,965,000

Total assets	$800,175,000	$801,332,000

Liabilities and Shareholders’ Equity:

Accounts payable	$21,802,000	$16,944,000
Accrued expenses	33,205,000	36,085,000

Total current liabilities	55,007,000	53,029,000

Long-term liabilities	39,118,000	39,165,000

Shareholders’ equity	706,050,000	709,138,000

Total liabilities and shareholders’ equity	$800,175,000	$801,332,000

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	First Quarter Ended
	April 2,	April 3,
	2011	2010
Cash flows from operating activities:
Net income	$11,990,000	$13,827,000
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	4,821,000	5,031,000
Amortization of intangible assets	665,000	971,000
Amortization of stock awards	906,000	1,072,000
Stock option compensation expense	321,000	297,000
Excess tax benefits from stock-based compensation	(21,000)	(62,000)
Deferred financing fees	97,000	62,000
Net change in receivables, inventories and trade payables	(10,459,000)	(3,805,000)
Contributions to qualified pension plans	(478,000)	—
Net change in other assets and liabilities	(571,000)	12,234,000

Net cash from operating activities	7,271,000	29,627,000

Cash flows from investing activities:
Capital expenditures	(4,328,000)	(1,700,000)
Dispositions of property, plant and equipment	69,000	21,000

Net cash used in investing activities	(4,259,000)	(1,679,000)

Cash flows from financing activities:
Cash dividends paid	(6,279,000)	(6,043,000)
Purchase of treasury stock	(13,976,000)	(7,515,000)
Excess tax benefits from stock-based compensation	21,000	62,000
Proceeds from exercise of stock options	39,000	7,000

Net cash used in financing activities	(20,195,000)	(13,489,000)

Effect of exchange rate changes on cash and cash equivalents	2,480,000	(1,849,000)

Net increase (decrease) in cash and cash equivalents	(14,703,000)	12,610,000

Cash and cash equivalents — Beginning of period	286,648,000	262,403,000

Cash and cash equivalents — End of period	$271,945,000	$275,013,000

KAYDON CORPORATION
EARNINGS PER SHARE

	First Quarter Ended
	April 2,	April 3,
	2011	2010
Earnings per share — Basic

Net income	$11,990,000	$13,827,000

Less: Net earnings allocated to participating securities — Basic	(121,000)	(147,000)

Income available to common shareholders — Basic	$11,869,000	$13,680,000

Weighted average common shares outstanding — Basic	32,552,000	33,273,000

Earnings per share — Basic	$0.36	$0.41

Earnings per share — Diluted

Net income	$11,990,000	$13,827,000

Less: Net earnings allocated to participating securities — Diluted	(121,000)	(147,000)

Income available to common shareholders — Diluted	$11,869,000	$13,680,000

Weighted average common shares outstanding — Diluted

Weighted average common shares outstanding — Basic	32,552,000	33,273,000
Potential dilutive shares resulting from stock options	27,000	24,000

Weighted average common shares outstanding — Diluted	32,579,000	33,297,000

Earnings per share — Diluted	$0.36	$0.41

KAYDON CORPORATION
Reportable Segment Information
(Amounts in thousands)

	First Quarter Ended
	April 2,	April 3,
	2011	2010

Net sales
Friction Control Products	$60,895	$79,782
Velocity Control Products	19,626	14,233
Other Industrial Products	27,820	25,230

Total consolidated net sales	$108,341	$119,245

	First Quarter Ended
	April 2,	April 3,
	2011	2010

Operating income
Friction Control Products	$9,874	$16,544
Velocity Control Products	5,826	3,375
Other Industrial Products	2,537	1,306

Total segment operating income	18,237	21,225
Items not allocated to segment operating income	(738)	(1,543)
Interest expense	(97)	(62)
Interest income	179	24

Income before income taxes	$17,581	$19,644

The Company has two reporting segments: Friction Control Products and Velocity Control Products. The Company’s remaining operating segments, which do not meet the quantitative thresholds for separate disclosure and do not meet the criteria for aggregation with other operating segments to create an additional reporting segment, are combined and disclosed as “Other Industrial Products.”

Kaydon Corporation
Reconciliation of Non-GAAP Measures
(Amounts in thousands)

	First Quarter Ended		LTM
	April 2,	April 3,	April 2,	April 3,
	2011	2010	2011	2010
Free cash flow, as defined (non-GAAP)
Net cash from operating activities (GAAP)	$7,271	$29,627	$71,508	$89,174
Capital expenditures, net of dispositions	(4,259)	(1,679)	(17,836)	(7,060)

Free cash flow, as defined (non-GAAP)	$3,012	$27,948	$53,672	$82,114

Kaydon’s management believes free cash flow, as defined above and a non-GAAP measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.

	First Quarter Ended		LTM
	April 2,	April 3,	April 2,	April 3,
	2011	2010	2011	2010
EBITDA, as defined (non-GAAP)
Net income (GAAP)	$11,990	$13,827	$54,208	$49,659
Net interest (income)/expense	(82)	38	(375)	(184)
Provision for income taxes	5,591	5,817	25,603	26,025
Depreciation and amortization of intangible assets	5,486	6,002	23,994	24,357
Stock-based compensation expense (1)	1,227	1,369	5,207	5,425

EBITDA, as defined (non-GAAP)	$24,212	$27,053	$108,637	$105,282

(1)	Includes non-cash stock amortization expense and non-cash stock option expense.
Kaydon’s management believes EBITDA, as defined above and a non-GAAP measure, is a determinant of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Also, EBITDA is the metric used to determine payments under the company’s annual incentive compensation program for senior managers. However, EBITDA, as defined, should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.

	First Quarter Ended
	April 2,	April 3,
	2011	2010
Operating income, as adjusted
Operating income (GAAP)	$17,499	$19,682
Manufacturing consolidation costs	1,080	—
Due diligence costs	469	—

Operating income, as adjusted (non-GAAP)	$19,048	$19,682

EBITDA, as adjusted
EBITDA, as defined above (non-GAAP)	$24,212	$27,053
Manufacturing consolidation costs, net of depreciation	1,080	—
Due diligence costs	469	—

EBITDA, as adjusted (non-GAAP)	$25,761	$27,053

Net income, as adjusted
Net income (GAAP)	$11,990	$13,827
Manufacturing consolidation costs (2)	737	—
Due diligence costs (2)	320	—

Net income, as adjusted (non-GAAP) (2)	$13,047	$13,827

Earnings per share — diluted, as adjusted
Earnings per share — Diluted (GAAP)	$0.36	$0.41
Manufacturing consolidation costs	0.02	—
Due diligence costs	0.01	—

Earnings per share — Diluted, as adjusted (non-GAAP)	$0.40	$0.41

(2)	Taxed at effective tax rate for each quarter
Kaydon’s management believes that certain non-GAAP measures of operating income, as adjusted, EBITDA, as adjusted, net income, as adjusted, and earnings per share — diluted, as adjusted, provide investors with additional information to assess the Company’s financial performance. However, these measures should be viewed as supplemental data, rather than substitutes or alternatives to the comparable GAAP measures.